Exhibit 10(k)

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment dated December 29, 2008 (the “Amendment”), to the Employment Agreement dated November 30, 2006 (the “Employment Agreement”) by and between Wachovia Corporation (the “Company”) and THOMAS J. WURTZ (the “Executive”).

WHEREAS, certain compensation, benefits and other amounts payable under the Employment Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”);

WHEREAS, the Company and the Executive wish to amend the Employment Agreement to comply with the requirements of the final regulations under Code Section 409A;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged hereto, the parties agree as follows:

1.        Section 4(a)(ii) of the Employment Agreement is amended in its entirety to read as follows:

(ii)      for the twenty-four (24) month period beginning immediately after the Executive’s Date of Termination and ending on the second anniversary of that date (the “Compensation Continuance Period”), the Company shall make cash payments to the Executive equal in the aggregate to two times the sum of (A) the Executive’s highest Annual Base Salary during the twelve months immediately prior to the Date of Termination, (B), the Base Bonus, and (C) the amount equal to the highest matching contribution by the Company to the Executive’s account in the Company’s 401(k) plan for the three years immediately prior to the Date of Termination (the payments described in clauses (A), (B) and (C) shall be hereinafter referred to as the “Compensation Continuance Payments” and, together with the benefits referred to in Sections 4(a)(iii), (iv), (v), (vi) and (vii), shall be hereinafter referred to as the “Compensation Continuance Benefits”). The Compensation Continuance Payments shall be made in substantially equal semi-monthly payments, and the Company shall withhold from the Compensation Continuance Payments all applicable federal, state and local taxes.

2.        Section 4(a)(iii) of the Employment Agreement is amended by deleting the last sentence of that section and by adding the following new sentences in its place:

The amount of any life insurance benefits provided under the Wachovia Executive Life Insurance Plan (or any successor or replacement plan thereto) shall not affect the life insurance benefits that may be provided under that plan in any other taxable year, and the right to life insurance benefits under that plan may not be liquidated or exchanged for any other benefit. Notwithstanding the foregoing, if the Company reasonably determines that providing continued coverage under one or more of its welfare benefit plans contemplated herein could adversely affect the tax treatment of other participants covered under such plans, or would otherwise have adverse legal ramifications, the Company may, in its discretion, provide other coverage at least as valuable as the continued coverage through insurance.

3.        Section 4(a)(iv) of the Employment Agreement is amended to delete the last sentence of that section and to substitute the following new sentence in its place:

Notwithstanding the termination of the Executive’s employment with the Company, all stock options granted to the Executive as of the date of this Agreement and during the Employment Period will be exercisable until the scheduled expiration date of such stock options or, if earlier, the tenth (10th) anniversary of the original date on which the stock option was granted. In the event any such stock options are designated as “incentive stock options” pursuant to section 422 of the Code (as defined herein), such stock options shall be treated as non-qualified stock options for purposes of this sentence to the extent that they are exercised after the period specified in section 422(a)(2) of the Code (to the extent such provision applies).

4.        Section 4(a)(v) of the Employment Agreement is amended to add the following new sentences at the end of that section:

The programs in which the Executive shall continue to participate during the Compensation Continuance Period shall be the Wachovia Executive Financial Planning Program and the Wachovia Executive Physical Program. Any expense reimbursements payable to the Executive under such plans and programs shall be paid no later than the end of the Executive’s taxable year that next follows the taxable year in which the expense was incurred. The amount of expenses eligible for reimbursement under such programs and the amount of any benefits provided under such programs shall not affect the expenses eligible for reimbursement or the benefits that may be provided under such programs in any other taxable year, and the right to expense reimbursement or benefits under such programs may not be liquidated or exchanged for any other benefit. Any tax reimbursements paid in connection with such programs shall be paid no later than the end of the Executive’s taxable year that next follows the taxable year in which the Executive pays such tax.

5.        Section 4(a)(vii) of the Employment Agreement is further amended to delete the phrase “outplacement services” and to substitute the phrase “reasonable outplacement services” in its place.

6.        Section 4(f) of the Employment Agreement is amended to add the following new sentence at the end of that section:

The term “key employee” shall have the same meaning as assigned to that term under Section 416(i) of the Code, without regard to Section 416(i)(5) of the Code, and whether the Executive is a key employee shall be determined in accordance with written guidelines adopted by the Company for such purposes.

7.        Section 6 of the Employment Agreement is amended by deleting the fifth sentence of that section and by adding the following new sentences in its place:

The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses (“Legal Costs”) which the Executive may reasonably incur during the Executive’s lifetime as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement). Legal Costs will be paid within 30 days of when they are incurred and in no event later than the last day of the Executive’s taxable year next following the taxable year in which the Legal Costs were incurred. The Company will pay interest on the amount of any Legal Costs that are paid more than 30 days after the date on which such Legal Costs were incurred at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. The amount of Legal Costs reimbursable for any calendar year will not be affected by the amount reimbursed in any other taxable year, and the Executive’s right to payment of Legal Costs shall not be subject to liquidation or exchange for another benefit.

8.        Section 7(b)(iii) of the Employment Agreement is amended to add the following new sentence to the end of that section:

In no event shall the level of such consulting services exceed 20% of the average level of services performed by the Executive over the 36-month period immediately preceding the date on which the Executive’s employment terminated (or the full period of services that the Executive performed for the Company if the Executive provided services for fewer than 36 months).

9.        Section 8 of the Employment Agreement is amended by adding the following new subsection (f) to the end of that section:

(f)       Notwithstanding anything in this Agreement to the contrary:

   (i)         Any Gross-Up Payment made with respect to an Excise Tax (but excluding for this purpose any interest or penalties with respect to such tax), and including (but not limited to) any Gross-Up Payment with respect to an Excise Tax that the Company has paid on behalf of the Executive prior to directing the Executive to claim a refund and any Underpayment described in Section 8(b), shall be paid no later than the last day of the Executive’s taxable year next following the taxable year in which the Excise Tax in respect to which such Gross-Up Payment or Underpayment relates is remitted to the applicable taxing authority.

   (ii)         The reimbursement of any expenses incurred by the Executive in connection with a contest respecting the existence or amount of any Excise Tax to which the Executive may be entitled pursuant to this Section 8 shall be made no later than the end of the Executive’s taxable year next following the taxable year in which the taxes that are subject to the contest are remitted to the applicable taxing authority or, if no taxes are remitted, the end of the Executive’s taxable year next following the taxable year in which the contest is completed or there is a final and nonappealable settlement or other resolution of the contest.

   (iii)         Any other expense reimbursement to which the Executive may be entitled under this Section 8 for an expense incurred during the Executive’s lifetime that is not described above, including, but not limited to, any Gross-Up Payment with respect to the interest or penalty component of an Excise Tax, shall be made no later than the end of the Executive’s taxable year next following the taxable year in which the expense was incurred. The amount of any such expenses eligible for reimbursement paid during the Executive’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, and the right to any such expense reimbursement may not be liquidated or exchanged for any other benefit.

10.      Section 11 of the Employment Agreement is amended by adding the following new sentences to the end of that section:

The Executive may, subject to the approval of the Company, determine which payments will be reduced to comply with the limit described herein; provided that the reduction does not change the time or schedule of such payments from the time or schedule prescribed under this Agreement, and provided that the reduction does not reduce or otherwise modify in any way amounts payable to the Executive under the terms of any other plan, contract or other arrangement that is subject to Section 409A of the Code. If the reduction is to be applied to a schedule of payments, the reduction must either (i) proportionately reduce the amount of each scheduled payment, or (ii) eliminate the Executive’s right to receive the scheduled payments.

11.      Section 12(g) of the Employment Agreement is amended to add the following new sentence to the end of that section:

Notwithstanding the foregoing, no such modification shall be made to any plan, policy, practice, program, contract or agreement (the “Other Arrangements”) to the extent such modification would violate any requirement of Section 409A of the Code applicable to the Other Arrangements or to this Agreement.

12.      Section 12 of the Employment Agreement is further amended to add the following new subsections:

(k)      No Acceleration of Payments.    The Executive shall not be permitted, and the Company shall not have any discretion, to accelerate the timing or schedule of any payment or benefit under this Agreement that is subject to Code Section 409A, except as specifically provided herein or as may be permitted pursuant Code Section 409A and the Treasury Regulations thereunder.

(l)       Compliance with Code Section 409A.    The parties intend that any payment under this Agreement shall, to the extent subject to Code Section 409A, be paid in compliance with Code Section 409A and the Treasury Regulations thereunder, and the parties shall interpret the Agreement in accordance with Code Section 409A and the Treasury Regulations thereunder. The parties agree to further modify this Agreement to the extent necessary to comply with Code Section 409A.

13.      This Amendment is effective as of December 31, 2008.

14.      This Amendment constitutes an amendment to the Employment Agreement pursuant to Section 12(a) of the Employment Agreement. All provisions of the Employment Agreement not affected by this Amendment shall remain in full force and effect and shall continue to be binding obligations of both parties hereto. Capitalized terms used in this Amendment but not defined herein shall have the meanings assigned thereto in the Employment Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, and the Executive has signed this amendment as of the date set forth below.

WACHOVIA CORPORATION

By: /s/ Charles D. Loring
Name:	Charles D. Loring
Title:	Senior Vice President

Agreed and Accepted:

/s/ Thomas J. Wurtz	December 19, 2008
Thomas J. Wurtz	Date